UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 10, 2020

LAREDO PETROLEUM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35380	45-3007926
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 W. Sixth Street, Suite 900, Tulsa, Oklahoma	74119
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 513-4570

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	LPI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 10, 2020, Laredo Petroleum, Inc. (the “Company”) and its wholly-owned subsidiaries, Laredo Midstream Services, LLC and Garden City Minerals, LLC (together, the “Guarantors”), entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc., as representative of the several underwriters named in Schedule A to the Underwriting Agreement (together, the “Underwriters”), providing for the offer and sale by the Company (the “Offering”) of $600,000,000 aggregate principal amount of the Company’s 9.500% senior unsecured notes due 2025 (the “2025 Notes”) and $400,000,000 aggregate principal amount of the Company’s 10.125% senior unsecured notes due 2028 (the “2028 Notes” together with the 2025 Notes the “Notes”).

The Offering is expected to close on or about January 24, 2020. The Company will receive net proceeds of approximately $982.0 million (after deducting underwriting discounts and commissions and estimated offering expenses) from the Offering. The Company intends to use the net proceeds from the Offering to refinance $450.0 million in aggregate principal amount of its 5 5/8% senior notes due 2022 and $350.0 million in aggregate principal amount of its 6 1/4% senior notes due 2023 through tender offers or, if applicable, redemptions, and to pay tender premiums and fees and the fees and expenses related to the Offering and for general corporate purposes, including repaying a portion of the borrowings outstanding under the Company’s senior secured credit facility.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, obligations of the parties and termination provisions. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the Underwriters may be required to make because of any of those liabilities. The Offering is being made pursuant to a preliminary prospectus supplement dated January 6, 2020, a final prospectus supplement dated January 10, 2020 and the base prospectus dated March 21, 2019, relating to the Company’s effective shelf registration statement on Form S-3 (File No. 333-230427).

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and incorporated into this Item 1.01 by reference.

Certain of the Underwriters or their affiliates are agents and/or lenders under the Company’s senior secured credit facility and, accordingly, will receive a portion of the net proceeds of the Offering. Some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, BofA Securities, Inc. is also acting as dealer manager and solicitation agent in connection with the above-referenced tender offers and related consent solicitation, for which it will receive customary fees compensation. In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates. Certain of the Underwriters or their affiliates that have a lending relationship with the Company routinely hedge, or may hedge, their credit exposure to the Company consistent with their customary risk management policies.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Notes is incorporated herein by reference. A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and incorporated into this Item 2.03 by reference.

Item 7.01.	Regulation FD Disclosure.

On January 10, 2020, the Company announced that it had priced the Offering described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated January 10, 2020, among Laredo Petroleum, Inc., Laredo Midstream Services, LLC, Garden City Minerals, LLC and BofA Securities, Inc., as representative of the several underwriters named therein.
99.1	Press release dated January 10, 2020.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAREDO PETROLEUM, INC.

Date: January 14, 2020	By:	/s/ Mark D. Denny
Mark D. Denny
Senior Vice President and General Counsel